Exhibit G-2

ITEM NO. 2-- PROPOSAL TO APPROVE THE OMNIBUS INCENTIVE COMPENSATION PLAN

Upon recommendation of the Compensation and Management Succession Committee (the "Committee"), the board of directors approved the Southern Company Omnibus Incentive Compensation Plan (the "Plan"), subject to stockholder approval. The Plan provides for awards of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares, and Cash-Based Awards. If the Plan is approved by the stockholders, the Company's Performance Stock Plan, Performance Pay Plan, Performance Pay Plan-Shareholder Approved, and Performance Dividend Plan will be terminated and any outstanding awards thereunder will be transferred to the Plan. With the exception of the Performance Pay Plan, these plans have been approved by stockholders.

The purposes of the Plan are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company's goals and to provide the potential for levels of compensation that will enhance the Company's ability to attract, retain, and motivate employees. All employees will be eligible to participate in the Plan. In the initial Plan year, approximately 24,000 employees will participate in the Plan.

Plan Administration

The Plan will be administered by the Committee. The Committee consists of two directors of the Company who are not employees of the Company or its subsidiaries. The Committee has broad authority to administer and interpret the Plan, including authority to make awards, determine the size and terms applicable to awards, establish performance goals, determine and certify the degree of goal achievement, and amend the terms of awards consistent with Plan terms.

The board of directors may terminate or amend the Plan at any time; provided, however, without stockholder approval, the board may not increase the total number of shares of Common Stock available for grants under the Plan. The Plan will terminate May 23, 2011, unless terminated sooner by the board of directors.

Types of Awards

Stock Options: entitle the participant to purchase up to the number of shares of the Company's common stock ("Common Stock") specified in the grant at a specified price (the "Option Price"). The Committee may grant Incentive Stock Options or Nonqualified Stock Options (collectively, "Stock Options"). Incentive Stock Options are intended to comply with Section 422 of the Internal Revenue Code (the "Code"). The Committee will establish the terms of Stock Options including the Option Price, vesting, duration, transferability, and exercise procedures. Incentive Stock Options may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all Incentive Stock Options granted to a participant under the Plan shall be exercisable during his or her lifetime only by such participant.

Stock Options must be paid in full when exercised either (i) in cash, (ii) by forgoing compensation that the Committee agrees otherwise would be owed, or
(iii) by tendering previously acquired shares of Common Stock that have been held by the participant for at least six months, or by any combination thereof.

Stock Appreciation Rights: are rights that, when exercised, entitle the participant to the appreciation in value of the number of shares of Common Stock specified in the grant, from the date granted to the date exercised. The exercised Stock Appreciation Right may be paid in cash or Common Stock, as determined by the Committee. Stock Appreciation Rights may be granted in the sole discretion of the Committee in conjunction with Stock Options.

Restricted Stock Awards: are grants of shares of Common Stock, full rights to which are conditioned upon continued employment or the achievement of performance goals. The committee will establish a "Restriction Period" for each Restricted Stock award made. The Committee also can impose other restrictions or conditions on the Restricted Stock Awards such as payment of a stipulated purchase price. The participant may be entitled to dividends paid on the Restricted Stock and may have the right to vote such shares.

A total of 30 million shares of Common Stock is available for grants under the Plan in addition to the shares that have not yet been granted under the Performance Stock Plan that was approved by the stockholders in 1997. Under the Plan, the maximum number of shares of Common Stock that may be the subject of any award to a participant during any calendar year is 5,000,000 shares of Common Stock for Stock Options and Stock Appreciation Rights and 1,000,000 shares of Common Stock for Restricted Stock. On March 26, 2001, the closing price per share of Common Stock reported on the New York Stock Exchange Composite Tape was $_____. If there are any changes in corporate capitalization, such as a stock split, stock dividend or reclassification, or a corporate transaction such as a merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, or any reorganization or any partial or complete liquidation of the Company, adjustments will be made in the number and class of shares of Common Stock which may be delivered under the Plan, in the number and class of and/or price of shares of Common Stock subject to outstanding awards under the Plan, and in the maximum number of shares of Common Stock that may be granted to any individual during any calendar year, as may be determined to be appropriate and equitable by the committee, to prevent dilution or enlargement of rights.

Restricted Stock Units: are awards that entitle the participant to the value of shares of Common Stock at the end of a designated restriction period. Except for voting rights, they may have all of the characteristics of Restricted Stock, as described above. Restricted Stock Units may be paid out in cash or shares. The maximum amount payable to any participant for Restricted Stock Units in any year is the higher of $10,000,000 or 1,000,000 shares of Common Stock

Performance Units, Performance Stock Awards, and Cash-Based Awards (collectively "Performance Awards"): are awards that entitle the participant to a level of compensation based on the achievement of pre-established performance goals over a designated performance period. Performance Units shall have an initial value determined by the Committee. The value of a Performance Share will be the fair market value of Common Stock on the grant date. A Cash-Based Award will have the value determined by the Committee. At the beginning of the performance period the Committee will determine the number of Performance Units or Performance Shares awarded or the target value of Cash-Based Awards; the performance period; and the performance goals. At the end of the performance period the Committee will determine the degree of achievement of the performance goals which will determine the level of payout. The Committee may set performance goals using any combination of the following criteria:

o        Earnings per share;
o Net income or net operating income (before or after taxes and before or after extraordinary items);
o Return measures (including, but not limited to, return on assets, equity, or sales);
o Cash flow return on investments which equals net cash flows divided by owners equity;
o        Earnings before or after taxes;
o        Gross revenues;
o        Gross margins;
o Share price (including, but not limited to, growth measures and total shareholder return);
o Economic Value Added, which equals net income or net operating income minus a charge for use of capital;
o        Operating margins;
o        Market share;
o        Revenues growth;
o        Capacity utilization;
o        Increase in customer base;
o        Environmental health and safety;
o        Diversity; and
o        Quality.

Performance Awards may be paid in cash or shares of Common Stock or a combination thereof in the Committee's discretion. The maximum amount payable to any participant for Performance Awards in any year is the higher of $10,000,000 or 1,000,000 shares of Common Stock per award type.

Change in Control Provisions

If a change in control occurs all Stock Options, Stock Appreciation Rights, Restricted Stock, and Restricted Stock Units will vest immediately and if the Plan is not continued or replaced with a comparable plan, pro-rata payments of all Performance Awards at not less than target-level performance will be paid. (See page ____ for a description of individual change in control agreements.)

Federal Income Tax Consequences of Stock Options Granted under the Plan

The following is a summary of some of the more significant Federal income tax consequences under present law of the granting and exercise of Stock Options under the Plan.

No taxable income is realized by a participant upon the grant of a Stock Option, and no deduction is then available to the Company.

Upon exercise of a Nonqualified Stock Option, the excess of the fair market value of the shares of Common Stock on the date of exercise over the Option Price will be taxable to the participant as ordinary income and, subject to any limitation imposed by Section 162(m) of the Code, deductible by the Company. If a participant disposes of any shares of Common Stock received upon the exercise of any Nonqualified Stock Option granted under the Plan, such participant will realize a capital gain or loss equal to the difference between the amount realized on disposition and the value of such shares at the time it was exercised. The gain or loss will be either long-term or short-term, depending on the holding period measured from the date of exercise. The Company will not be entitled to any further deduction at that time.

A participant will not recognize income (except for purposes of the alternative minimum tax) upon exercise of an Incentive Stock Option. If the shares acquired by exercise of an Incentive Stock Option are held for the longer of two years from the date the option was granted or one year from the date it was exercised, any gain or loss arising from a subsequent disposition of such shares will be taxed as long-term capital gain or loss, and the Company will not be entitled to any deduction. If, however, such shares are disposed of within the above-described period, then in the year of such disposition the participant will recognize taxable income equal to the excess of the lesser of (i) the amount realized upon such disposition and (ii) the fair market value of such shares on the date of exercise over the Option Price, and the Company will be entitled to a corresponding deduction.

The Company is required to withhold and remit to the Internal Revenue Service income taxes on all compensation which is taxable as ordinary income. Upon exercise of Nonqualified Stock Options, as a condition of such exercise, a participant must pay or arrange for payment to the Company of cash representing the appropriate withholding taxes generated by the exercise.

Compliance with Section 162(m) of the Code

The board is seeking stockholder approval of the Plan partly in order to qualify all compensation to be paid under the Plan for the maximum income tax deductibility under Section 162(m) of the Code. Section 162(m) of the Code generally limits tax deductibility of certain compensation paid to each of the Company's five most highly compensated executive officers to $1,000,000 per officer, unless the compensation is paid under a performance plan, meeting certain criteria under the Code, that has been approved by its stockholders.

Vote Needed for Passage of Proposal

The vote needed to approve the Plan is a majority of the shares of the Company's stock represented at the meeting and entitled to vote.

The board of directors recommends a vote "For" Item No. 2.

Estimated Awards under the Plan

The following table sets forth the estimated amounts to be paid under the Plan at target-level performance for the year ending December 31, 2001.

CASH-BASED AWARDS (Annual and Long Term Incentive Compensation)

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                                                       Annual        Long Term
                                                      Incentive      Incentive
Name and Position                                        ($)            ($)
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A. W. Dahlberg, Retired Chairman & CEO,                 983,700    1,972,593
Southern Company

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H. A. Franklin, President & CEO, Southern Company       900,000      317,725
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S. M. Fuller, President, Mirant Corporation                   0            0
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W. G. Hairston, President, Southern Nuclear             235,325       67,564
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E. B. Harris, President, Alabama Power Company          432,900      150,408
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D. M. Ratcliffe, President, Georgia Power Company       339,424      105,297
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Executive officers as a group                         3,465,183    2,855,141
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Non-executive directors or nominees as a group                0            0
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Non-executive officer employees                     194,180,363    9,882,530
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The following table sets forth the estimated number of Stock Options to be granted in 2001 to the individuals and groups indicated:

STOCK OPTIONS

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Name and Position                                       Number of Options

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A. W. Dahlberg, Retired Chairman & CEO,                             757,633
Southern Company
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H. A. Franklin, President & CEO, Southern Company                   250,645
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S. M. Fuller, President, Mirant Corporation                               0
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W. G. Hairston, President , Southern Nuclear                         46,159
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E. B. Harris, President, Alabama Power Company                       66,025
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D. M. Ratcliffe, President, Georgia Power Company                    53,263
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Executive officers as a group                                     1,173,725
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Non-executive directors or nominees as a group                            0
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Non-executive officer employees                                   4,816,118
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